SCHEDULE 14C INFORMATION
             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934

Check the appropriate box:

X   Preliminary Information Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14-c5(d)(2))
    Definitive Information Statement

                         OPHIDIAN PHARMACEUTICALS, INC.
                         ------------------------------
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

    X   No fee required.
        Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

    1)  Title of each class of securities to which transaction applies:

    2)  Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4)  Proposed maximum aggregate value of transaction:

    5)  Total fee paid:

Fee paid previously with preliminary materials.

         Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:


    2) Form, Schedule or Registration Statement No.:


    3) Filing Party:


    4) Date Filed:

                         OPHIDIAN PHARMACEUTICALS, INC.
                                325 Barracks Hill
                         Charlottesville, Virginia 22901

                              INFORMATION STATEMENT


         This Information Statement is furnished by the Board of Directors of Ophidian Pharmaceuticals, Inc., a Delaware corporation (the "Company"), to inform the stockholders of the Company of the approval of certain corporate actions. This Information Statement will be mailed on or about October 25, 2001 to holders of record of Common Stock, par value $.0025 ("Common Stock") of the Company as of the record date. The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on October 15, 2001. On that date, the Company had outstanding and entitled to vote 20,200,018 shares of Common Stock. Specifically, this Information Statement relates to the following corporate actions:

         1. Stockholders' approval of an amendment to the Company's Certificate of Incorporation effectuating a change of the name of the Company to "Hemoxymed, Inc."

         2. Stockholders' approval of an amendment to the Company's Certificate of Incorporation to increase its authorized capital to 50,000,000 shares of Common Stock.

         On October 15, 2001, holders of 14,637,786 shares of Common Stock (or approximately 72% of the total entitled to vote on the matters set forth herein) consented in writing without a meeting to the matters set forth herein. As a result, the corporate actions were approved by the majority required by law and no further votes will be needed.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

            AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE NAME

         The Board of Directors of the Company and the holders of a majority of the shares entitled to vote thereon have adopted by written consent in lieu of a meeting a proposal approving the change of the Company's name to Hemoxymed, Inc.

         The Company was party to a merger earlier this year through which it acquired Hemoxymed, Inc. Since the Company was an inactive "shell" corporation at the time of the merger and its business since the merger is the ongoing business of Hemoxymed, Inc., the Board of Directors believes that it will be beneficial to change the Company's name to Hemoxymed, Inc. so as to maintain continuity with the Company's post-merger business and to reduce confusion with its business vendors who are accustomed to dealing with an entity called Hemoxymed, Inc.

                           AMENDMENT TO CERTIFICATE OF
                      INCORPORATION TO INCREASE AUTHORIZED
                                  COMMON STOCK

         The Company is currently authorized to issue 22,400,000 shares of Common Stock. As of the date hereof, the Company has 20,200,018 shares outstanding. The Board of Directors believes that it is imperative to increase the authorized Common Stock so that it will have shares available in the future to issue in acquisitions, financings and/or compensation packages. Except for the financing described below, the Board of Directors does not currently contemplate any such transactions but would like to have the flexibility to move forward if such a situation should present itself. While the Board of Directors will exercise its prudent judgment as to any issuances of common stock in the future, any such issuance would dilute the percentage holdings of all current stockholders.

         Prior to its merger into a subsidiary of the Company, Hemoxymed, Inc. initiated a private placement to raise between $2-4 million through the sale of 8% convertible debentures due January 1, 2002. The debentures are subject to automatic and mandatory conversion into shares of Common Stock on the basis of $0.50 per share. Until their conversion, interest on the debentures is payable in shares of Common Stock at the rate of $0.50 per share. The shares of Common Stock underlying the debentures contain registration rights. Following the merger, the offering is continuing as an offering for securities of the Company on the same terms. Accordingly, if only the minimum amount of debentures are sold, and are converted immediately into Common Stock, the Company will issue 4 million shares of Common Stock. Alternatively, if the maximum amount of debentures are sold and none are converted until immediately prior to the due date, the Company will issue approximately 8.1 million shares. The offering is a private placement exempt from the registration provisions of the Securities Act of 1933, as amended, pursuant to Rule 506.

Necessary Approval Obtained

         Since these two changes require amendments to the Certificate of Incorporation of the Company stockholder approval is required. A majority of the stockholders of the Company have approved the changes by written consent. As of the date hereof, there are issued and outstanding 20,200,018 shares of Common Stock, of which 14,637,786 have consented to these amendments. The Amendments will become effective upon the filing of a certificate of amendment to the Company's certificate of incorporation with the Delaware Secretary of State. It is anticipated that the filing will take place on or about November 15, 2001.

Dated: Charlottesville, Virginia

October 15, 2001